Exhibit 99.1

NEWS RELEASE Contact: Earl Posey (210) 293-7918 www.globalscape.com

GlobalSCAPE Gives Guidance On Record 2nd Quarter Revenues And Earnings

San Antonio, TX  - June 1, 2007 - GlobalSCAPE announced today, that fueled by the previously announced DOD order, it expects the second quarter revenues to be between $6.2MM and $6.3MM, growth of 170% over 2nd quarter 2006.  “The 2nd quarter will clearly set a net high for us in both revenue and earnings,” commented Randy Poole, President and CEO. “While this quarter’s numbers should not be looked at as the new standard, neither should they be seen as a one time thing,” continued Poole. “We believe that from time to time orders of this magnitude will occur and become a part of our business model.  We certainly plan to work to that end.  Whether they come in the form of government requirements or through other endeavors, we believe our products meet a market need at this level.”

About GlobalSCAPE

GlobalSCAPE is a leading provider of managed and secured file transfer (EFT), wide area file services (WAFS), and continuous data protection software (CDP). Virtually all of the Fortune 100 use GlobalSCAPE products to secure and accelerate their data exchange.  GlobalSCAPE’s innovative managed file transfer solution, Enhanced File Transfer (EFT), enables all types of organizations to speed and automate the secure storage and movement of their data across the corporate firewall to external entities, and help them comply with government mandates such as HIPAA, Sarbanes-Oxley, and GLBA. GlobalSCAPE’s Wide Area File Services (WAFS) deliver transparent, secure file replication that allows companies with branch offices across large geographic distances to replicate files within the corporate firewall to provide local file access speeds to each office, while reducing network utilization and maintaining file coherence and lock semantics. Continuous Data Protection (CDP) is GlobalSCAPE’s real-time, continuous data backup solution that assures that any information on the network, even on distributed and remote servers, can be restored from any point in time in event of data loss.  GlobalSCAPE is headquartered in San Antonio, TX.  For more information, please visit http://www.globalscape.com or call GlobalSCAPE toll-free at 800-290-5054 (US) or 210-308-8267 (international).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intend,” “estimate,” and “projects,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K/A Number 1 for the 2005 calendar year, filed on May 3, 2006 with the Securities and Exchange Commission.